EXHIBIT 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to (1) the reference of our firm and to the use of our reports regarding certain assets in the United States effective December 31, 2023 and dated January 17, 2024 for Murphy Oil Corporation, which appears in the December 31, 2023 annual report on Form 10-K of Murphy Oil Corporation, filed with the U.S. Securities Exchange Commission on February 23, 2024, incorporated by reference in this Form S-3 Registration Statement of Murphy Oil Corporation and (2) the reference to us under the heading “Experts” in this Form S-3 Registration Statement and the Prospectus to which the Registration Statement is related to be filed with the U.S. Securities and Exchange Commission on or about October 15, 2024.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Houston, Texas

October 15, 2024